Exhibit 5.1
Form of Opinion Letter

June 19, 2013

Hotel Outsource Management International, Inc.
80 Wall Street, Suite 815
New York, New York 10005

Re:	Rights Offering of Common Stock to Stockholders of Hotel Outsource Management International Inc.

Ladies and Gentlemen:

We have acted as counsel to Hotel Outsource Management International Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (Commission File No. 333-158929) filed on May 14, 2013 and amended on June [  ], 2013, (the “Registration Statement”) by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus (the “Prospectus”) to be furnished to holders of record of the Company’s common stock, par value $0.001 per share (the “Common Stock”), as of 5:00 p.m., New York City time, on June 20, 2013 or such later date as the Registration Statement becomes effective, in connection with the issuance by the Company to its stockholders of non-transferable subscription rights (the “Subscription Rights”) entitling the holders thereof to purchase shares of Common Stock (the “Rights Offering”). The Registration Statement relates to shares of Common Stock that may be issued and sold by the Company upon exercise of the Subscription Rights (the “Rights Shares”). The Subscription Rights and the Rights Shares are collectively referred to herein as the “Securities.”

As counsel to the Company, we have examined the relevant corporate and other documents, and made such other examinations of matters of law and of fact as we have considered appropriate or advisable for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents, and the conformity to original documents of all documents submitted to us as certified, conformed, facsimile, electronic, or photostatic copies. We have determined that the Company has been duly organized and is validly existing as a corporation under the laws of the State of Delaware.

Based on the foregoing and subject to the limitations, qualifications, exceptions, and assumptions set forth herein, we are of the opinion that (i) the Rights Shares have been duly authorized and, when issued and delivered against payment therefor upon due exercise of Subscription Rights as contemplated in the Prospectus, will be validly issued, fully paid, and nonassessable and (ii) the Subscription Rights have been duly authorized and, when issued as contemplated in the Registration Statement, will be binding obligations of the Company.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Schonfeld & Weinstein L.L.P.
Schonfeld & Weinstein L.L.P.